Canterbury Consulting Group, Inc.                           352 Stokes Road
                                                                  Suite 200
                                                 Medford, New Jersey  08055
                                        (609) 953-0044 * FAX (609) 953-0062


                         FOR IMMEDIATE RELEASE

                   CANTERBURY BOARD APPROVES PROPOSAL
                   TO BECOME A PRIVATELY-HELD COMPANY

Medford, NJ - November 1, 2004

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced today that a group of its shareholders, including members of management, submitted a proposal of merger to the Company that would result in the Company becoming privately-held. Under the terms of the proposal, which is non-binding, the shareholder group would pay $0.40 per share in cash for each share of the Company's stock not held by members of the group. The shareholder group would then be the only owners of the Company following the consummation of the transaction. Once the Company is privately held, it would no longer be subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended.

Both the Company's Board of Directors and a Special Committee of the Board of Directors has reviewed and approved the non-binding proposal. The proposal is subject to numerous conditions, including the satisfaction of requirements of corporate law and federal securities laws.

Kevin J. McAndrew, Canterbury's President was quoted as saying, " The costs associated with remaining a small public company have become exorbitant. Public companies, like Canterbury, are subject to increasing financial, disclosure and corporate governance costs in light of the regulatory environment following the Sarbanes-Oxley Act of 2002. We have estimated that it costs our company well over $200,000 per year to remain a public company, from which we derive very little benefit at a time in our history that we are trying to return to profitability."

"The public markets for our common stock have become extremely illiquid, making it very difficult for any of our shareholders to sell any significant number of their shares at all, let alone at a price that they could depend upon receiving. For the past month beginning on October 1, 2004, the closing bid price of our stock has averaged $0.37 per share and our stock has traded as low as $0.25 per share."

"Because of these compelling reasons, both our Board of Directors, and a special independent committee designated by the Board to study this proposal believe it to be in the best interests of our shareholders to accept the proposal of $0.40 per share in cash. Ultimately the decision to accept this offer will be decided by Canterbury's shareholders."

*  *  *  *  *

This press release contains forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including its Annual Report on Form 10-K for the year ended November 30, 2003 and its most recent reports on Form 8-K and Form 10-Q, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Darcy Teibel, Investor Relations
Canterbury Consulting Group, Inc.
609-953-0044